Exhibit 3.1

CERTIFICATE OF LIMITED LIABILITY COMPANY DOMESTICATION

OF

REPLAY ACQUISITION CORP.

The undersigned, a person authorized to execute this Certificate of Limited Liability Company Domestication (this “Certificate”) on behalf of Replay Acquisition Corp., a Cayman Islands exempted company (the “Foreign Company”), does hereby certify as follows:

1. The date on which and the jurisdiction where the Foreign Company was first formed, incorporated, created or otherwise came into being was November 6, 2018 in the Cayman Islands.

2. The name of the Foreign Company immediately prior to the filing of this Certificate is “Replay Acquisition Corp.”

3. The name of the limited liability company as set forth in the certificate of formation filed in accordance with subsection (b) of Section 18-212 of the Delaware Limited Liability Company Act is “Replay Acquisition LLC”.

4. The jurisdiction that constituted the seat, siege, social, or principal place of business or central administration of the Foreign Company, or any other equivalent thereto under applicable law, immediately prior to the filing of this Certificate, was the Cayman Islands.

5. That the domestication has been approved in the manner provided for by the document, instrument, agreement or other writing, as the case may be, governing the internal affairs of the Foreign Company and the conduct of its business or by applicable non-Delaware law, as appropriate.

[signature page follows]

IN WITNESS WHEREOF, the undersigned has caused this Certificate of Limited Liability Company Domestication to be executed on April 1, 2021.

Replay Acquisition Corp.
a Cayman Islands exempted company

By:	/s/ Edmond M. Safra
Name: Edmond M. Safra
Title: Co-Chief Executive Officer

By:	/s/ Gregorio Werthein
Name: Gregorio Werthein
Title: Co-Chief Executive Officer

[Signature Page to Certificate of Limited Liability Company Domestication of Replay Acquisition Corp.]